Exhibit 99.1

Cohu Appoints Ritu Favre to its Board of Directors

POWAY, Calif., December 19, 2019 -- Cohu, Inc. (NASDAQ: COHU), a leading supplier of back-end semiconductor equipment, today announced that Ritu Favre has been appointed to the Cohu Board of Directors, effective January 2, 2019. The appointment will increase the size of the Cohu Board of Directors to nine members.

Ms. Favre currently serves as Chief Executive Officer of NEXT Biometrics ASA (Oslo Bors: NEXT), a supplier of fingerprint recognition sensors, a position she has held since February 2017.  She previously served as Senior Vice President and General Manager, Biometrics Products Division at Synaptics Incorporated from 2014 to 2016. Prior to Synaptics, she was Senior Vice President and General Manager, RF Division at Freescale Semiconductor, Inc. from 2012 to 2014. She also held several product, operations and supply chain management positions at Freescale and Motorola, Inc. from 1988 until 2012.

“We are pleased to add Ritu to Cohu’s Board of Directors. She is a proven senior executive, with significant experience in the semiconductor industry. We look forward to being able to draw upon her expertise,” said James A. Donahue, Chairman of the Board.

About Cohu:

Cohu (NASDAQ: COHU) is a global leader in back-end semiconductor equipment and services, delivering leading-edge solutions for the manufacturing of semiconductors and printed circuit boards. Additional information can be found at www.cohu.com.

Investor Contact:

Richard Yerganian

Vice President, Investor Relations

P. (781) 467-5063

rich.yerganian@cohu.com